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                      September 8, 2022

       Kin Sun Sze-To
       Chief Executive Officer
       Plastec Technologies, Ltd.
       c/o Unit 01, 21/F
       Aitken Vanson Centre
       61 Hoi Yuen Road
       Kwun Tong
       Kowloon, Hong Kong

                                                        Re: Plastec
Technologies, Ltd.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2021
                                                            Filed May 5, 2022
                                                            File No. 000-53826

       Dear Mr. Sze-To:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation